UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. ___)*

Anderson Energy Ltd.
(Name of Issuer)

Common Shares, no par value
(Title of Class of Securities)

033839101
(CUSIP Number)

December 31, 2011
(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed.

☐	Rule 13d-1(b)
☐	Rule 13d-1(c)
☒	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 033839101	SCHEDULE 13G	Page 2 of 5 Pages

1	NAME OF REPORTING PERSON James Carl Anderson
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION American and Canadian
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 13,233,396
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 13,233,396
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 13,233,396
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 7.61%
12	TYPE OF REPORTING PERSON IN

CUSIP No. 033839101	SCHEDULE 13G	Page 3 of 5 Pages

ITEM 1.	(a)	Name of Issuer: Anderson Energy Ltd.

	(b)	Address of Issuer’s Principal Executive Offices: 700 Selkirk House, 555 – 4th Avenue S.W., Calgary, Alberta T2P 3E7

ITEM 2.	(a)	Name of Person Filing: James Carl Anderson

	(b)	Address of Principal Business Office, or if None, Residence: Suite 239, 132 – 250 Shawville Blvd. S.E., Calgary, Alberta T2Y 2Z7

	(c)	Citizenship: American and Canadian

	(d)	Title of Class of Securities: Common Shares, no par value

	(e)	CUSIP Number: 033839101

ITEM 3.	IF THIS STATEMENT IS FILED PURSUANT TO SS.240.13D-1(B) OR 240.13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

	(a)	[__] Broker or dealer registered under Section 15 of the Act (15 U.S.C. 78o);
	(b)	[__] Bank as defined in Section 3(a)(6) of the Act (15 U.S.C. 78c);
	(c)	[__] Insurance company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c);
	(d)	[__] Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);
	(e)	[__] An investment adviser in accordance with ss.240.13d-1(b)(1)(ii)(E);
	(f)	[__] An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F);
	(g)	[__] A Parent holding company or control person in accordance with ss.240.13d-1(b)(1)(ii)(G);
	(h)	[__] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
	(i)	[__] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
	(j)	[__] Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).

ITEM 4.	OWNERSHIP.

	(a)	Amount beneficially owned: 13,233,396
	(b)	Percent of class: 7.61%
	(c)	Number of shares as to which such person has:

(i) Sole power to vote or to direct the vote: 13,233,396
(ii) Shared power to vote or to direct the vote: 0
(iii) Sole power to dispose or to direct the disposition of: 13,233,396
(iv) Shared power to dispose or to direct the disposition of: 0

ITEM 5.	OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

N/A

CUSIP No. 033839101	SCHEDULE 13G	Page 4 of 5 Pages

ITEM 6.	OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

N/A

ITEM 7.	IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

N/A

ITEM 8.	IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

N/A

ITEM 9.	NOTICE OF DISSOLUTION OF GROUP.

N/A

ITEM 10.	CERTIFICATIONS.

N/A

CUSIP No. 033839101	SCHEDULE 13G	Page 5 of 5 Pages

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 14, 2012

By:	/s/ James Carl Anderson
Name: James Carl Anderson